UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2013

Rotech Healthcare Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-50940	030408870
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2600 Technology Drive, Suite 300, Orlando, Florida	32804
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (407) 822-4600

_____________________ (Former name or former address, if changed since last report)

_____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement
Proposed Restructuring and Recapitalization
Rotech Healthcare Inc. (the “Company”) announced on March 15, 2013 that it and certain of its second lien noteholders (the “Consenting Noteholders”), which collectively hold in the aggregate a majority in outstanding principal amount of its 10.5% Senior Second Lien Notes (the “Second Lien Notes”) issued under the Indenture dated as of March 17, 2011 (the “Second Lien Indenture”), among the Company, as Issuer, the subsidiary guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee”), have reached an agreement in principle with respect to the potential restructuring and recapitalization of the Company’s current capital structure, including without limitation the Company’s obligations in respect of the Second Lien Notes (the “Transactions”). Notwithstanding the foregoing, the Company expects that it will continue to pay its vendors in the ordinary course of business even though, as more fully set forth below, the Company must consummate the Transactions under chapter 11 of title of the United States Code (the “Bankruptcy Code”).
The Company believes the agreement in principle reached with the Consenting Noteholders presents a means to adjust the Company’s balance sheet and eliminate substantial outstanding legacy secured indebtedness, which has burdened the Company since it emerged from the Integrated Health Services bankruptcy cases more than a decade ago. As a result of this agreement in principle, the Company will not make its March 15, 2013 interest payment under the Second Lien Indenture.
As a result of its negotiations with the Consenting Noteholders, on March 15, 2013, the Company, its subsidiaries, and the Consenting Noteholders entered into an agreement to support the restructuring of the Company’s outstanding secured indebtedness through a prearranged plan of reorganization (the “Chapter 11 Plan”) under the Bankruptcy Code (the “Plan Support Agreement”), pursuant to the terms and conditions set forth in the Restructuring Term Sheet, dated March 15, 2013 (the “Restructuring Term Sheet”).
Pursuant to the Plan Support Agreement, the Consenting Noteholders, which also in the aggregate (a) hold a majority in outstanding principal amount of the Company’s 10.75% Senior Secured Notes issued under the Indenture dated as of October 6, 2010 (the “First Lien Indenture”), among the Company, as Issuer, the subsidiary guarantors named therein and the Trustee, and (b) constitute a majority of the lenders under the Term Loan Agreement (as defined and described below), have agreed, among other things, to support the Transactions. The Transactions include (i) the payment in full of all indebtedness under the Term Loan Agreement, (ii) the proposed amendment and potential extension of the $230 million of 10.75% First Lien Notes outstanding under the First Lien Indenture, (iii) the exchange or conversion of all outstanding debt, in an aggregate amount equal to $290 million, under the Second Lien Indenture into 100% of the common equity in the Company (subject to dilution by a new management incentive plan), (iv) the payment in full of the Company’s general unsecured claims (it being understood the Company shall pay all prepetition claims owed to general unsecured creditors in the ordinary course so long as such prepetition creditors agree to maintain or reinstate trade terms during the pendency of any chapter 11 cases that are at least as favorable as current terms), and (v) the distribution to existing common stockholders of ten cents per share of common stock, with the aggregate amount so distributed not to exceed $2,620,000; such common stockholders would cease to have any continuing equity interest in Rotech.
The Consenting Noteholders have agreed not to solicit any plan in opposition to the Chapter 11 Plan, and otherwise not to effect any transactions that would adversely affect the consummation of the Transactions. The Company has agreed to provide draft copies of all motions or applications and all other documents and pleadings to and consult with the Consenting Noteholders’ counsel prior to filing such documents with the bankruptcy court, do all things necessary and appropriate in furtherance of the Transactions under the Plan Support Agreement and the Restructuring Term Sheet, and comply with certain deadlines regarding the timing of the filing of Chapter 11 Plan documents and solicitation materials with the bankruptcy court.
In conjunction with the restructuring, the Company is in negotiations with certain of its secured creditors to obtain debtor-in-possession financing to ensure sufficient liquidity throughout what is expected to be a relatively short Chapter 11 process. The Company was also recently was awarded a new five year $68.3 million contract from the U.S. Department of Veteran Affairs to provide home oxygen and respiratory services to medical centers in eight cities.
Negotiations with the Consenting Noteholders to implement the Transactions are continuing. Furthermore, the closing of the Transactions is subject to various closing conditions, including, among others, bankruptcy court confirmation of the Chapter 11 Plan. Accordingly, no assurances can be given as whether such negotiations will be successful, whether the Company will in fact be able to obtain adequate debtor-in-possession financing, or as to whether the Transactions in fact will be consummated.
The foregoing description of the material terms of the Plan Support Agreement and the Restructuring Term Sheet does not purport to be a complete description of the Plan Support Agreement and the Restructuring Term Sheet and is qualified in its entirety by reference to the Plan Support Agreement (which includes the Restructuring Term Sheet as an attachment thereto), a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.
Forbearance Agreement
On March 15, 2013, the Company entered into an agreement (the “Forbearance Agreement”) with SPCP Group, LLC, as lender, and Silver Point Finance, LLC, as administrative agent (together, the “Lenders”), that provides for a forbearance period until April 15, 2013 (the “Forbearance Period”), relating to certain rights and remedies of the Lenders under that certain Term Loan Credit Agreement dated as of December 21, 2012 (the “Term Loan Agreement”), between the Company and the Lenders. The Term Loan Agreement currently has an outstanding principal balance of $23.5 million. As more fully described herein, as of March 15, 2013, an Event of Default has occurred under Section 7.01(f) of the Term Loan Agreement as a result of the Company’s failure to pay interest that has become due under the Second Lien

Notes. Pursuant to the terms of the Forbearance Agreement, the Lenders have agreed not to accelerate any of the Company’s obligations under the Term Loan Agreement or enforce any liens granted in connection therewith during the Forbearance Period as a result of such Event of Default. The purpose of the Forbearance Agreement is to give the Company time to complete the Transactions that are referred to in the Plan Support Agreement.
The foregoing description of the material terms of the Forbearance Agreement does not purport to be a complete description of such agreement and is qualified in its entirety by reference to the Forbearance Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.2 and is incorporated by reference herein.
The full text of the press release issued by the Company on March 15, 2013 is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated by reference herein.
Item 8.01    Other Events
On March 12, 2013, a federal court in Orlando, Florida issued warrants authorizing the collection of various categories of billing records from the Company. The warrants were executed on March 13, 2013 at the Company’s corporate headquarters in Orlando and the Winter Park, Florida, location for Rotech Systems Group. In addition, subpoenas for particular relevant records were served on certain Company locations. While the Company cannot be certain of the focus of the investigation, it appears to be focused on the same subject matter as the inaccurate reimbursement for the provision of oxygen contents that the Company identified, reported and repaid in 2012 to the Centers for Medicare & Medicaid Services (“CMS”), although there can be no assurance that the investigation does not focus on additional matters.
The national law firm of Foley & Lardner LLP conducted an extensive review of this matter at the Company’s request last year. As previously disclosed in the Company’s public filings, during the first quarter of 2012, the Company identified an error made in certain programming logic within its billing system. As a result of this error, the Company determined that it had been overpaid on certain specific Medicare claim types since January 1, 2009, with the amount of such overpayment being approximately $6.2 million in the aggregate. The programming logic that caused this error has been corrected in its billing system, and the Company is not aware of any other Medicare overpayment issues as a result of this or any other programming error and believes that it has already refunded the appropriate amount for this error. This review resulted in the Company voluntarily reporting its error and voluntarily repaying $6.2 million in May 2012 to CMS. The Company intends to cooperate fully with the government.

Item 9.01    Financial Statements and Exhibits
(d)    Exhibits.

10.1
Plan Support Agreement dated as of March 15, 2013, among (i) Rotech Healthcare Inc. and its subsidiaries signatory thereto, and (ii) those holders signatory thereto of Rotech Healthcare Inc.’s 10.5% Second Lien Senior Secured Notes issued under the Indenture dated as of March 17, 2011, among the Rotech Healthcare Inc., as Issuer, the subsidiary guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as Trustee.

10.2	Forbearance Agreement dated as of March 15, 2013, among Rotech Healthcare Inc., SPCP Group, LLC, as lender, and Silver Point Finance, LLC, as administrative agent.
99.1	Press Release, dated March 15, 2013, issued by Rotech Healthcare Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROTECH HEALTHCARE INC. (Registrant)

Date: March 15, 2013	By:	Steven P. Alsene
Name: Steven P. Alsene
Title: President and Chief Executive Officer

EXHIBIT INDEX

10.1
Plan Support Agreement dated as of March 15, 2013, among (i) Rotech Healthcare Inc. and its subsidiaries signatory thereto, and (ii) those holders signatory thereto of Rotech Healthcare Inc.’s 10.5% Second Lien Senior Secured Notes issued under the Indenture dated as of March 17, 2011, among the Rotech Healthcare Inc., as Issuer, the subsidiary guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as Trustee.

10.2	Forbearance Agreement dated as of March 15, 2013, among Rotech Healthcare Inc., SPCP Group, LLC, as lender, and Silver Point Finance, LLC, as administrative agent.
99.1	Press Release, dated March 15, 2013, issued by Rotech Healthcare Inc.